SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

TRANSCANADA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Canada	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

450 – 1st Street S.W.

Calgary, Alberta, T2P 5H1, Canada

(Address of Principal Executive Offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:  Not applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Shares, without par value (including rights under Shareholder Rights Plan)	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered.

                A complete description of the common shares (including the related rights under the shareholder rights plan) of the Registrant are contained under the caption “Information Concerning Holdco—Share Capital” in the Management Proxy Circular filed by TransCanada PipeLines Limited (“TransCanada”) with the Securities and Exchange Commission (the “Commission”) on Form 6-K on March 26, 2003 under the Securities Act of 1934, as amended (the “Exchange Act”).  Such description is hereby incorporated by reference.

                Effective on May 15, 2003 (the “Effective Date”), TransCanada, a Canadian public company whose common shares (including the related rights under shareholder rights plan) are registered under Section 12(b) of the Exchange Act, will complete an arrangement pursuant to a statutory reorganization (the “Arrangement”) whereby it will become a wholly owned subsidiary of TransCanada Corporation (the “Registrant”).  The Arrangement will be effected pursuant to Articles of Arrangement that will be filed with the director appointed pursuant to Section 260 of the Canada Business Corporations Act.  Pursuant to the Articles of Arrangement, each issued and outstanding common share of TransCanada (and related right under the shareholder rights plan) will be exchanged for one common share (and related right under the shareholder rights plan) of the Registrant and each new common share of the Registrant will be issued in a transaction exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended.  The shareholders of TransCanada approved, among other things, the Arrangement at a special meeting of shareholders held on April 25, 2003.  As a result, each holder of common shares of TransCanada will become the owner of the same number and type of shares of the Registrant.

                The Registrant’s common shares (including the related rights under the shareholder rights plan) will become registered under Section 12(b) of the Exchange Act as of the later of the receipt by the Commission of certification from the New York Stock Exchange or the filing of this Form 8-A with the Commission.  The Registrant will assume certain registration statements filed by TransCanada prior to the Arrangement under the Securities Act of 1933, as amended, and all reports filed by TransCanada prior to the Arrangement under the Exchange Act.

Item 2.  Exhibits

                A list of exhibits filed herewith or incorporated herein by reference is set forth on the Index to Exhibits which is incorporated herein by reference.

SIGNATURE

                Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:       May 13, 2003

TRANSCANADA CORPORATION

By:	/s/ Dale E. Skinner
Name: Dale E. Skinner
Title: Director

INDEX TO EXHIBITS

Exhibit Number	Description of Document

3.1	Certificate and Articles of Incorporation of the Registrant.

3.2	By-law Number 1 of the Registrant.

4.1	Shareholder Rights Plan, dated as of April 24, 2003, by and between the Registrant and Computershare Trust Company of Canada, including the form of rights certificate.